                            SHARE PURCHASE AGREEMENT

                                  by and among

                           APPLIED MICROBIOLOGY, INC.,
                             a New York corporation,

                            APLIN & BARRETT LIMITED,
                          a company incorporated under
                         the laws of England and Wales,

                                       and

                              BURNS PHILP (UK) plc,
                          a company incorporated under
                          the laws of England and Wales

                                December 12, 1996

                                TABLE OF CONTENTS

         Description                                                        Page
         -----------                                                        ----

1.  Certain Definitions; Sale and Purchase of Shares;
    Closing.................................................................  1
    1.1    Certain Definitions..............................................  1
    1.2    Sale and Purchase of Shares......................................  7
    1.3    Purchase Price...................................................  8
    1.4    Payment on the Closing Date......................................  8
    1.5    Final Payment....................................................  8
    1.6    Adjustments to Final Payment.....................................  8
    1.7    Closing Date Settlement..........................................  9
    1.8    Termination of Existing Agreement................................ 10
    1.9    Redemption of New Preferred Stock................................ 10
    1.10   Buyer Entitled to Rights Accruing to Shares...................... 10
    1.11   Additional Consideration......................................... 10

2.  Representations and Warranties of the Seller............................ 11
    2.1    Corporate Status................................................. 11
    2.2    Ownership of Shares.............................................. 12
    2.3    Subsidiaries..................................................... 12
    2.4    Title to Shares.................................................. 12
    2.5    Authorization.................................................... 12
    2.6    Financial Statements and Records................................. 13
    2.7    Title to Personal Properties and Assets.......................... 13
    2.8    Properties....................................................... 13
    2.9    Real Property Matters............................................ 14
    2.10   Accounts Receivable and Trade Discounts.......................... 14
    2.11   Patents, Trademarks and Certain Intangibles...................... 15
    2.12   Contracts........................................................ 16
    2.13   Bank Accounts.................................................... 17
    2.14   Insurance........................................................ 17
    2.15   Taxation......................................................... 17
    2.16   Litigation; Compliance with Laws................................. 19
    2.17   Filings.......................................................... 20
    2.18   Agreement Will Not Cause Breach.................................. 20
    2.19   Conduct of Business.............................................. 21
    2.20   Brokers.......................................................... 21
    2.21   Environmental Laws............................................... 21
    2.22   Liabilities...................................................... 22
    2.23   Employees........................................................ 22
    2.24   Disclosure....................................................... 23
    2.25   Prohibited Payments.............................................. 24
    2.26   Absence of Certain Changes or Events............................. 24
    2.27   Business Relations............................................... 26
    2.28   Compliance by Corporation with Other
           Instruments and Laws. ........................................... 26
    2.29   Permits.......................................................... 26
    2.30   Covenants Performed.............................................. 26
    2.31   Tortious Conduct................................................. 26

    2.32   Regulatory Matters............................................... 27
    2.33   Products......................................................... 27
    2.34   Inventory........................................................ 27

    2.35   Computer Hardware and Software etc............................... 28
    2.36   Data Protection Act.............................................. 29

3.  Representations and Warranties of the Buyer............................. 29
    3.1    Corporate Status................................................. 29
    3.2    Authorization.................................................... 29
    3.3    Litigation....................................................... 30
    3.4    Noncontravention; Consents....................................... 30
    3.5    Brokers.......................................................... 30
    3.6    Material Misstatements or Omissions.............................. 30
    3.7    Covenants Performed.............................................. 30
    3.8    Title to Purchase Price Shares................................... 30
    3.9    Filings.......................................................... 31

4.  Covenants of the Buyer and the Seller................................... 31
    4.1    Access and Confidential Information.............................. 31
    4.2    Interim Operations............................................... 31
    4.3    Legal Requirements and Filings................................... 33
    4.4    Confidentiality Agreements Regarding
           Intellectual Property Rights..................................... 33
    4.5    Maintenance of Insurance......................................... 34
    4.6    Additional Transactions.......................................... 34
    4.7    Adverse Changes.................................................. 34
    4.8    Indebtedness..................................................... 34
    4.9    Intercompany Payables............................................ 35
    4.10   GECC Lease....................................................... 35
    4.11   Excluded Assets.................................................. 35
    4.12   Intellectual Property............................................ 35
    4.13   Mayacamas Agreement.............................................. 36
    4.14   Regulatory Documentation......................................... 36
    4.15   Withholding Tax.................................................. 37

5.  Conditions to Obligations of the Buyer.................................. 37
    5.1    Representations and Warranties................................... 37
    5.2    Complete Performance by the Seller and the
           Corporation...................................................... 37
    5.3    Corporate Action................................................. 37
    5.4    Related Documents................................................ 38
    5.5    Opinion of Counsel............................................... 38
    5.6    Absence of Changes............................................... 38
    5.7    Litigation....................................................... 38
    5.8    Delivery of Other Closing Documents.............................. 38
    5.9    Board Meeting of the Corporation................................. 39
    5.10   Board Approval................................................... 39
    5.11   GECC Lease....................................................... 39
    5.12   Gist-Brocades Distribution Agreement............................. 39

    5.13   Board Approval of Seller......................................... 39
    5.14   Management Services Agreement.................................... 40
    5.15   Declaration of Trust............................................. 40

6.  Conditions to Obligations of the Seller................................. 40
    6.1    Representations and Warranties................................... 40
    6.2    Complete Performance by the Buyer................................ 40
    6.3    Corporate Action................................................. 40

    6.4    Opinion of Counsel............................................... 40
    6.5    Litigation....................................................... 40
    6.6    Related Documents................................................ 41
    6.7    Delivery of Other Closing Documents.............................. 41
    6.8    Fairness Opinion................................................. 41

7.  Indemnification......................................................... 41
    7.1    Indemnification by the Seller.................................... 41
    7.2    Indemnification by the Buyer..................................... 42
    7.3    Notice and Right To Defend Third-Party Claims.................... 42
    7.4    Survival of Indemnification...................................... 43

8.  Termination............................................................. 44
    8.1    Termination...................................................... 44
                (a)      Mutual Consent..................................... 44
                (b)      Default............................................ 44
                (c)      Upset Date......................................... 44
                (d)      Legal Restraint.................................... 44
    8.2    Effect of Termination............................................ 44
    8.3    Remedies for Breach by Seller.................................... 44

9.  Miscellaneous........................................................... 45
    9.1    Parties and Assignment........................................... 45
    9.2    Confidentiality; Press Releases.................................. 45
    9.3    Expenses......................................................... 45
    9.4    Notices.......................................................... 46
    9.5    Counterparts..................................................... 46
    9.6    Headings......................................................... 46
    9.7    Entire Agreement................................................. 46
    9.8    Severability..................................................... 47
    9.9    Governing Law.................................................... 47
    9.10   Consent to Jurisdiction.......................................... 47
    9.11   Resolution of Disputes........................................... 47
                (a)      Negotiation Between Executives..................... 47
                (b)      Arbitration........................................ 48
    9.12   Waivers and Amendments........................................... 48
    9.13   Further Acts..................................................... 48
    9.14   Disclosure in Schedules.......................................... 48
    9.15   Interpretation................................................... 48
    9.16   Warranties Remain Notwithstanding Completion..................... 49
    9.17   Information Supplied by Corporation Not Deemed

           Warranty......................................................... 49
    9.18   Representations and Warranties to the Seller's
           Knowledge........................................................ 49
    9.19   Restrictive Trade Practices...................................... 49
    9.20   Right of Setoff.................................................. 49
    9.21   Currency of Payments Due Under Agreement;
           Currency Exchange................................................ 50

                                    SCHEDULES


Schedule 1...........................  Short Details of Aplin & Barrett, Limited
Schedule 1.1.........................  Excluded Liabilities
Schedule 2.7.........................  Title Exceptions
Schedule 2.8.........................  Properties
Schedule 2.11........................  Intellectual Property
Schedule 2.12........................  Contracts
Schedule 2.13........................  Bank Accounts
Schedule 2.14........................  Insurance
Schedule 2.15........................  Tax Matters
Schedule 2.16........................  Litigation
Schedule 2.21........................  Environmental Disclosure
Schedule 2.23........................  Employee Matters
Schedule 2.26........................  Absence of Certain Changes or Events
Schedule 2.34........................  Inventory
Schedule 2.35........................  Computer Hardware and Software
Schedule 4.10........................  Corporation Equipment
Schedule 4.11........................  Excluded Assets
Schedule 4.12(a).....................  Intellectual Property of Corporation
Schedule 4.12(b).....................  Intellectual Property of Seller

                                    EXHIBITS

Exhibit A............................ Form of Deed of Tax Covenant
Exhibit B............................ June Pro Forma Financial Statements
Exhibit C-1.......................... Form of License Agreement between Seller as Licensor and the Corporation as
                                      Licensee
Exhibit C-2.......................... Form of License Agreement between the
                                      Corporation as Licensor and Seller as
                                      Licensee
Exhibit D............................ Form of Loan and Security Agreement
Exhibit E............................ Form of Deed of Termination
Exhibit F............................ Form of Investors' Rights Agreement
Exhibit G............................ Form of Supply Agreement
Exhibit H............................ Form of Opinion of Counsel to the Seller

                                      and the Corporation
Exhibit I............................ Form of Opinion of Counsel to the Buyer
Exhibit J............................ Determination of Closing Net Book Value
Exhibit K............................ Termination Acknowledgement

                            SHARE PURCHASE AGREEMENT

      THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made this 12th day of December, 1996, by and among APPLIED MICROBIOLOGY, INC., a New York corporation (the "Seller"), APLIN & BARRETT LIMITED, a company incorporated under the laws of England and Wales particulars of which are set out in Schedule 1 (the "Corporation"), and BURNS PHILP (UK) PLC, a company incorporated under the laws of England and Wales (the "Buyer").

      WHEREAS, the Seller owns 2,128,514 of the issued ordinary shares of (pound)1 each of the Corporation, which together with one ordinary share of (pound)1 held in the name of Burns Philp International Investments Limited constitute all of its issued share capital (the "Shares"); and

      WHEREAS, Seller desires to sell the Shares to Buyer and Buyer desires to purchase the Shares from Seller on the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, Seller and Buyer's affiliate, Burns Philp Microbiology Pty Limited, are parties to an Agreement for the Purchase and Sale of Stock, dated June 30, 1992 (the "Existing Agreement"), which agreement shall be terminated as of the consummation of the share purchase hereunder:

      NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Certain Definitions; Sale and Purchase of Shares; Closing.

      1.1 Certain Definitions. The following definitions apply throughout this
Agreement:

      "Affiliated Entity" means any individual, corporation, partnership, association, trust or other entity or organization ("Person") directly or indirectly controlling, controlled by or under common control with the Corporation. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in no event shall the Seller be deemed to be an Affiliated Entity of the Corporation.

      "Aged" shall have the meaning set forth in Section 2.34 hereof.

      "Agreement" shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.


      "Applicable Claim Termination Date" shall have the meaning set forth in
Section 7.4 hereof.

      "Auditors" means KPMG of 1 Cricklade Court, Cricklade Street, Swindon, Wilts SN1 BEY, England.

      "Burns Philp Inc." means Burns Philp Inc., a Delaware corporation

      "Burns Philp Overseas" means Burns Philp Food Overseas Holdings Limited, an Australian corporation.

      "Buyer" shall have the meaning set forth in the introductory paragraph of this Agreement.

      "Cash Equivalents" means deposit accounts (including uncleared funds) with banks or similar financial institutions, including, without limitation, certificates of deposit.

      "Citibank Prime Rate" means the rate of interest publicly announced from time to time by Citibank, N.A. in New York City, New York, as its "prime rate." Any change in the prime rate announced by Citibank N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

      "Closing" means the consummation of the sale and purchase of the Shares which shall take place at 2:00 p.m. New York time on the first business day after satisfaction of the conditions set forth in Sections 5 and 6 hereof at the offices of Pillsbury Madison & Sutro LLP or at such other place, time and date as may be mutually agreed upon in writing by the Buyer and the Seller.

      "Closing Date" means the date on which the Closing occurs.

      "Closing Date Balance Sheet" shall have the meaning set forth in Section
1.6 hereof.

      "Closing Net Book Value" means the difference between the assets of the Corporation (other than the Excluded Assets) and the liabilities of the Corporation (other than the Excluded Liabilities), as shown on the Closing Date Balance Sheet, determined in accordance with Exhibit J.

      "Companies Act" means the United Kingdom Companies Act 1985 (as amended or re-enacted by the Companies Act 1989).

      "Confidentiality Agreement" means the Undertaking, dated as of March 27, 1996, between the Seller and the Buyer.

      "Corporation" shall have the meaning set forth in the introductory paragraph of this Agreement.

      "Corporation Equipment" shall have the meaning given such term in Section

4.10 hereof.

      "Customers" shall have the meaning given such term in Section 2.27 hereof.

      "Deed of Tax Covenant" means that certain Deed of Tax Covenant substantially in the form of Exhibit A hereto, dated as of the Closing Date, between Buyer and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

      "Deed of Termination" means that certain Deed of Termination substantially in the form of Exhibit E hereto, dated as of the Closing Date, between Burns Philp International Investments Limited and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

      "Dollars" or "$" means the lawful currency of the United States of America.

      "Effective Date" means the date of this Agreement.

      "Environment" means all or any of the following media, namely land (including without limitation surface water and sub surface strata), air and water (including without limitation surface water and ground water).

      "Environmental Laws" means all or any civil, administrative or criminal European Community or United Kingdom statutes or other laws (including without limitation common laws) or subordinate legislation (including without limitation all or any directives, rules, decisions, orders, regulations or directions of any competent authority) which relate to the pollution or contamination of the Environment or the health and safety of any human or other living organism.

      "Environmental Permits" means all or any permits, authorizations, licenses, consents, approvals, certificates, registrations and other authorizations required under any Environmental Law.

      "Excess" shall have the meaning set forth in Section 2.34 hereof.

      "Excluded Assets" shall have the meaning set forth in Section 4.11 hereof.

      "Excluded Liabilities" means the liabilities listed in Schedule 1.1 hereof.

      "Existing Agreement" shall have the meaning set forth in the third recital hereof.

      "FDA" shall have the meaning set forth in Section 2.32 hereof.

      "Final Payment" shall have the meaning set forth in Section 1.5 hereof.

      "Final Payment Date" shall mean the day that is six (6) months after the Closing Date or, if such day is not a business day, the next succeeding business day.

      "Financial Statements" means the audited balance sheet, profit and loss account and statements of cash flow and recognized gains and losses for the Corporation for the financial year ended June 30, 1996 and the Management Accounts, together in each case with all notes, reports and statements annexed to them.

      "GAAP" means United Kingdom generally accepted accounting principles.

      "GECC" means General Electric Capital Corporation, a New York corporation.

      "GECC Lease" means that certain Master Lease Agreement, dated as of June 28, 1995, between GECC and Seller, together with Addendum to Master Lease Agreement dated as of June 28, 1995, Equipment Schedule No. 001, dated as of June 28, 1995, Equipment Schedule No. 002, dated as of June 28, 1995, Equipment Schedule No. 003, dated as of June 28, 1995, Equipment Schedule No. 004, dated as of June 30, 1995, Equipment Schedule No. 005, dated as of June 30, 1995, Equipment Schedule No. 006, dated as of December 28, 1995, Equipment Schedule No. 007, dated as of December 28, 1995, Equipment Schedule No. 008, dated as of December 28, 1995, and Equipment Schedule No. 009, dated as of December 28, 1995, as the same may be further amended, supplemented or otherwise modified from time to time.

      "Hazardous Substances" means any materials or substances of any form whether natural or artificial, solid or liquid, gas or vapor or any mixture thereof which are present in such quantities or concentrations as may be harmful or prejudicial to the Environment or the health of any human or other living organism.

      "Initial Payment" shall have the meaning set forth in Section 1.4 hereof.

      "Intellectual Property Rights" means any patent, patent application, know-how, trade secret, trademark, trademark application, service mark, service mark application, trade name, business name, registered design, copyright, proprietary method or process, or other similar industrial, intellectual or commercial rights.

      "Investors' Rights Agreement" means that certain Investors' Rights Agreement substantially in the form of Exhibit F hereto, dated as of the Closing Date, between Seller and the affiliate of Buyer party thereto, as the same may be amended, supplemented or otherwise modified from time to time.

      "June Pro Forma Financial Statements" means the pro forma financial statements prepared by Seller for the fiscal year ended June 30, 1996, a copy of which is attached hereto as Exhibit B.

      "License Agreements" means (i) that certain License Agreement substantially in the form of Exhibit C-1 hereto, dated as of the Closing Date,

between Seller as licensor and the Corporation as licensee, as the same may be amended, supplemented or otherwise modified from time to time, and (ii) that certain License Agreement substantially in the form of Exhibit C-2 hereto, dated as of the Closing Date, between the Corporation as licensor and the Seller as licensee, as the same may be amended, supplemented or otherwise modified from time to time.

      "Lien" means any lien, encumbrance, security interest, pledge, equity, charge, mortgage, claim or other contractual or preferential restrictions of any kind or nature in respect of any property, including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessee under a capital lease or any consignment or bailment for security purposes. The term "Lien" shall also include, without limitation, reservations, exceptions, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

      "Loan Agreement" means that certain Loan and Security Agreement substantially in the form of Exhibit D hereto, dated as of the Closing Date, between Burns Philp Inc. and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

      "Management Accounts" means the unaudited balance sheet and profit and loss account for the Corporation for the three-month period ended September 30, 1996.

      "Material Adverse Effect" means a material adverse effect on the business or condition (financial or otherwise), assets, liabilities, prospects or results of operations of the applicable party.

      "Material Contracts" shall have the meaning set forth in Section 2.12 hereof.

      "Material Permits" shall have the meaning set forth in Section 2.29 hereof.

      "Mayacamas Agreement" shall have the meaning set forth in Section 4.13 hereof.

      "New Preferred Stock" means the New Preferred stock of Seller issued to Burns Philp Microbiology Pty pursuant to the Existing Agreement and currently owned, beneficially and of record by Burns Philp Inc.

      "Nisaplin Sales Amount" means the cumulative amount of sales by the Corporation or an Affiliated Entity, in Dollars, directly or indirectly, to purchasers which are either located in the United States or which sell to subsequent purchasers in the United States under arrangements known or reasonably expected to be known to the Corporation or such Affiliated Entity at the time of sale, of nisin sold for food preservative uses, during the period beginning on the Closing Date and continuing through June 30, 1999, but excluding any sales pursuant to the Mayacamas Agreement. The cumulative amount of such sales for purposes of determining the Nisaplin Sales Amount shall be calculated by determining the aggregate amount of all such sales during such period in accordance with past practices and GAAP and subtracting all returns made during or in relation to sales made in such period.

      "Properties" means the leasehold and freehold properties described in
Schedule 2.8.

      "Purchase Price" shall mean the consideration payable for the Shares as set forth in Sections 1.3 and 1.11.

      "Purchase Price Shares" shall have the meaning set forth in Section 1.3 hereof.

      "Rate of Exchange" means the spot rate on the relevant date on which Dollars can be exchanged for British pounds sterling as published in the Wall Street Journal, or if no such rate is published in the Wall Street Journal or if the Wall Street Journal ceases publication, then in such other comparable publication as shall be reasonably agreed by Seller and Buyer.

      "Related Documents" means the Loan Agreement, the Deed of Tax Covenant, the Supply Agreement, the Investors' Rights Agreement, the License Agreements and any other documents or agreements executed and delivered in connection with this Agreement and the transactions contemplated hereby.

      "Relevant Accounting Standards" means any applicable statement of standard accounting practice, financial reporting standard, consensus or statement of recommended practice issued by the Accounting Standards Board in England and Wales or any committee of it or body recognized by it in force on June 30, 1996.

      "Seller" shall have the meaning set forth in the introductory paragraph of this Agreement.

      "Shares" has the meaning set forth in the first recital hereof.

      "Sterling" or "(pound)" or "pounds" means the lawful currency of the United Kingdom.

      "Supply Agreement" means that certain Supply Agreement substantially in the form of Exhibit G hereto, dated as of the Closing Date, between Seller and the Corporation, as the same may be amended, supplemented or otherwise modified from time to time.

      "TA" means the United Kingdom Income and Corporation Taxes Act of 1988.

      "Target Net Book Value" means the difference between the assets of the Corporation (other than the Excluded Assets) and the liabilities of the

Corporation (other than the Excluded Liabilities), as shown on the June Pro Forma Financial Statements.

      "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes that is either filed or required to be filed with a taxing authority or required by applicable tax law to be provided to any other person.

      "Taxes" means all taxes, duties, charges, fees, contributions, impositions, levies or other assessments imposed by any Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance and stamp taxes (including any interest, fines, penalties or additions to, or imposed on or with respect to, any such taxes, duties, charges, fees, contributions, impositions, levies or other assessments).

      "Taxing Authority" shall have the meaning given to that term in the Deed of Tax Covenant.

      "Termination Acknowledgment" shall have the meaning set forth in Section
1.8 hereof.

      1.2 Sale and Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Seller agrees to sell with full title guarantee to the Buyer, and the Buyer agrees to purchase from the Seller, the Shares.

      1.3 Purchase Price. Subject to Sections 1.6 and 1.11 below, the consideration to be paid for the Shares shall be (a) thirteen million five hundred thousand Dollars ($13,500,000) and (b) the transfer back to Seller at the request of and by the direction of Buyer of two million four hundred twenty thousand (2,420,000) shares of common stock of Seller held by Burns Philp Overseas (the "Purchase Price Shares").

      1.4 Payment on the Closing Date.

      (a) On the Closing Date, the Buyer shall (i) pay a portion of the Purchase Price equal to eight million Dollars ($8,000,000) (the "Initial Payment") (reduced by any amounts allocated to the satisfaction of unpaid intercompany balances pursuant to Section 1.7) by wire transfer of same day Dollar funds to an account designated by the Seller, and (ii) cause Burns Philp Overseas to deliver to Seller the certificates representing the Purchase Price Shares.

      (b) The Initial Payment will be allocated as follows:

            (i) The Initial Payment, reduced by any amounts allocated to the satisfaction of unpaid intercompany balances pursuant to Section 1.4(b)(ii), will represent a portion of the Purchase Price.


            (ii) The Seller shall allocate a portion of the Initial Payment to any unpaid intercompany balances between Seller and Corporation in satisfaction of Section 4.9(b). The Seller shall treat such amounts as a repayment and satisfaction of the intercompany debt owed by the Corporation.

      1.5 Final Payment. On the Final Payment Date the Buyer will pay to the Seller, by wire transfer of same day Dollar funds to an account designated by Seller, a portion of the Purchase Price equal to five million five hundred thousand Dollars ($5,500,000), subject to adjustment pursuant to Section 1.6 below (the "Final Payment"), plus interest on the amount of the Final Payment as so adjusted from and including the Closing Date to but excluding the Final Payment Date at a rate of interest per annum equal to the Citibank Prime Rate.

      1.6 Adjustments to Final Payment.

      (a) The Final Payment shall be adjusted (the "Purchase Price Adjustment") upward or downward, on a dollar-for-dollar basis, by the amount by which the Closing Net Book Value exceeds or is less than the Target Net Book Value, respectively. As soon as practicable after the Closing Date but in no event later than ninety (90) days prior to the Final Payment Date, Buyer shall deliver to Seller a balance sheet for the Corporation as of the Closing Date (the "Closing Date Balance Sheet") prepared by Buyer and audited by the Auditors, together with a determination of the Closing Net Book Value based on the Closing Date Balance Sheet determined in accordance with Exhibit J. Seller shall review the Closing Date Balance Sheet and shall notify Buyer within fifteen (15) days after receipt thereof if Seller has any objections to the amount of the Purchase Price Adjustment as determined by Buyer. If the Buyer and the Seller are unable to resolve any dispute as to the Purchase Price Adjustment within fifteen (15) days after receipt by Buyer of Seller's objections, the dispute shall be referred to Price Waterhouse (UK Bristol office) for a final and conclusive determination of the Purchase Price Adjustment. Such determination shall be made within thirty
(30) days after the referral. Seller and Buyer shall bear equally the expenses arising in connection with such determination. If the Purchase Price Adjustment has not been finally determined as of the Final Payment Date, (i) the Final Payment shall be calculated using the Purchase Price Adjustment determined by Buyer for purposes of making the Final Payment on the Final Payment Date, (ii) if the final Purchase Price Adjustment is less than the Purchase Price Adjustment used to calculate the Final Payment, Buyer shall pay Seller the difference between such amounts within three (3) days after receipt of the final determination of the Purchase Price Adjustment, plus interest on such amount at a rate of interest per annum equal to the Citibank Prime Rate from and including the Closing Date to but excluding the date such payment is made, and (iii) if the final Purchase Price Adjustment is more than the Purchase Price Adjustment used to calculate the Final Payment, Seller shall pay Buyer the difference between such amounts within three (3) days after receipt of the final determination of the Purchase Price Adjustment, plus interest on such amount at a rate of interest per annum equal to the Citibank Prime Rate from and including the Closing Date to but excluding the date such payment is made. Any payments made pursuant to this Section 1.6 shall be made by wire transfer of same day Dollar funds to an account designated by Seller or Buyer, as applicable.

      (b) The parties shall cause all records, working papers and other information as may be reasonably required by the Buyer, the Seller, Price Waterhouse (UK Bristol office) and/or the Auditors for the purposes of this
Section 1.6 and Exhibit J to be made available upon a request for them and shall generally render all assistance reasonably necessary in relation thereto.

      1.7 Closing Date Settlement. On the Closing Date, in addition to payment of the Initial Payment and delivery of the Purchase Price Shares pursuant to
Section 1.4 above, Buyer shall pay to Seller as further consideration for the Shares an amount equal to the sum of (i) all cash, plus (ii) the fair market value of all Cash Equivalents, in each case as shown on the books of the Corporation as of the Closing Date to the extent that such cash and Cash Equivalents have not previously been transferred to the Seller pursuant to
Section 4.11 hereof (less
the amount of any transaction costs associated with such payment which shall be for the account of Seller).

      1.8 Termination of Existing Agreement. On the Closing Date, the Existing Agreement shall be terminated and superseded in full by this Agreement and the Related Documents and Buyer shall cause Burns Philp Microbiology Pty to deliver to Seller an acknowledgement of such termination substantially in the form of Exhibit K hereto (the "Termination Acknowledgement").

      1.9 Redemption of New Preferred Stock. On the Final Payment Date, Seller shall redeem the New Preferred Stock at the redemption value specified in Seller's Certificate of Incorporation and shall pay to Burns Philp, Inc. any accrued and unpaid dividends thereon, in each case by wire transfer of same day U.S. Dollar funds to an account designated by Burns Philp, Inc.

      1.10 Buyer Entitled to Rights Accruing to Shares. The Buyer shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Corporation on or after the Closing Date, notwithstanding that the Purchase Price may not have been paid in full on the Closing Date.

      1.11 Additional Consideration.

      (a) On June 30, 1999 (the "Earnout Payment Date"), Buyer shall pay to Seller, by wire transfer of same day Dollar funds to an account designated by Seller, as additional consideration for the Shares, an amount equal to the amount specified below opposite the applicable Nisaplin Sales Amount (the "Earnout Amount"):

      Nisaplin Sales Amount in              Earnout Amount in Millions

         Millions of Dollars                        of Dollars
      ------------------------              --------------------------
                 < 7                                   0.0
               7 to 8                                  0.5
               8 to 11                                 1.0
              11 to 14                                 1.5
              14 to 17                                 2.0
                > 17                                   2.5

      (b) Buyer shall deliver to Seller on the Earnout Payment Date, a statement, certified by the Buyer's Chief Financial Officer, setting forth in reasonable detail the aggregate Nisaplin Sales Amount, together with the name of the Corporation's Nisaplin customers to which sales included in the Nisaplin Sales Amount were made, the aggregate amount of Nisaplin purchased by each such customer and the aggregate amount of Nisaplin Sales Amount attributable to each such customer. Seller shall review the Buyer's statement and shall notify Buyer within fifteen (15) days after receipt thereof if

Seller has any objections to the amount of the Earnout Amount as determined by Buyer. If Buyer and Seller are unable to resolve any dispute as to the Earnout Amount within fifteen (15) days after receipt by Buyer of Seller's objections, the dispute shall be referred to Price Waterhouse (UK Bristol office) for a final and conclusive determination of the Earnout Amount. Such determination shall be made within thirty (30) days after the referral. Seller and Buyer shall bear equally the expenses arising in connection with such determination. If the Earnout Amount as determined by Buyer is less than the Earnout Amount determined by Price Waterhouse (UK Bristol office) as provided herein, Buyer shall pay Seller the difference between such amounts within three (3) days after receipt of the final determination of the Earnout Amount by Price Waterhouse (UK Bristol office), plus interest on such amount at a rate of interest per annum equal to the Citibank Prime Rate from and including the Earnout Payment Date to but excluding the date such payment is made. If the Earnout Amount as determined by Buyer is more than the Earnout Amount determined by Price Waterhouse (UK Bristol office) as provided herein, Seller shall pay Buyer the difference between such amounts within three (3) days after receipt of the final determination of the Earnout Amount by Price Waterhouse (UK Bristol office), plus interest on such amount at a rate of interest per annum equal to the Citibank Prime Rate from and including the Earnout Payment Date to but excluding the date such payment is made.

      2. Representations and Warranties of the Seller.

      The Seller hereby represents and warrants to the Buyer as of the Effective Date and as of the Closing Date as follows:

      2.1 Corporate Status. The Corporation is a company duly incorporated under the laws of England and Wales and has all necessary corporate powers to own or lease its properties and assets and to carry on its business as now conducted, and is authorized to transact business and is in good standing in each jurisdiction in which its ownership of assets or conduct of business requires such qualification except to the extent that failure to so qualify would not have a Material Adverse Effect on the Corporation. True and complete copies of the charter documents, minutes and share register of the Corporation, as written up to date, have been made available to the Buyer for inspection. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary corporate powers to own or lease its properties and assets and to carry on its business as now conducted, and is authorized to transact business and is in good standing in each jurisdiction in which its ownership of assets or conduct of business requires such qualification, except to the extent that failure to so qualify would not have a Material Adverse Effect on the Seller. The Corporation has in its possession its register of members and other statutory books all of which have been properly kept and contain a true and accurate and complete record of all matters with which they should deal. All returns, resolutions and other documents necessary to be filed with the Registrar of Companies in the United Kingdom have been duly filed and were correct when filed. The copies of the Memorandum and Articles of Association of the Corporation which have been supplied to the Buyer are complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached, and fully set out the rights and restrictions attaching to each class of share capital to which they relate.

      2.2 Ownership of Shares. The Corporation has an authorized share capital consisting of (pound)5,000,000 divided into 5,000,000 ordinary shares of (pound)1 each, of which 2,128,515 of such ordinary shares are issued. The Shares constitute all of such issued share capital of the Corporation and are all owned beneficially by Seller. The Shares are duly authorized, validly issued and fully paid and, with the exception of one ordinary share held in the name of Burns Philp International Investments Limited, are all registered in the Seller's name. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating the Corporation, or the Seller or any other entity to acquire, sell, issue or allot any additional shares in the capital of the Corporation.

      2.3 Subsidiaries. The Corporation does not, directly or indirectly, own any share capital, bonds or other securities of, or have any proprietary interest in, any corporation, firm, partnership, joint venture, trust or other entity.

      2.4 Title to Shares. The Seller is the beneficial owner of and has good and marketable title to the Shares, free and clear of all Liens and the transfer and delivery of the Shares by Seller to Buyer as contemplated by this Agreement will transfer good and marketable title to the Shares to Buyer free and clear of all Liens.

      2.5 Authorization. Each of the Seller and the Corporation has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Seller and the Corporation and the performance of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller and the Board of Directors of the Corporation and no other corporate proceedings on the part of either Seller or the Corporation are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and the Corporation and assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding agreement of Seller and the Corporation, enforceable in accordance with the terms hereof except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforceability of creditors' rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses.

      2.6 Financial Statements and Records.

      (a) The Seller has delivered to the Buyer the Financial Statements which comply with the requirements of the Companies Act, all other relevant statutes and all Relevant Accounting Standards, and in all other respects have been prepared in accordance with and on the same basis as the corresponding accounts for the preceding three financial years, are accurate in all material respects and give a true, accurate and fair view of the state of affairs generally of the Corporation as at June 30, 1996, and September 30, 1996, as applicable, and of the trading record, cash flow and profit or loss of the Corporation in respect of the financial period for which they were prepared. The Financial Statements for the financial year ended June 30, 1996 have been audited by the Auditors.

         (b) The Corporation has kept proper records of its business and financial affairs which are now complete, up to date and accurate and give a true and fair view of its financial and trading position. None of these records nor any other systems, data, controls or information of the Corporation is stored, recorded, maintained operated or otherwise wholly or partly dependent upon or held by any means (including all means of access thereto and therefrom) which are not under the exclusive ownership and direct control of the Corporation.

      2.7 Title to Personal Properties and Assets. The Corporation has good and marketable title to, or a valid leasehold interest in, all of the personal properties and assets reflected in the Financial Statements and all other personal properties and assets owned or used by the Corporation in the conduct of its business, free and clear of any Liens, except as otherwise disclosed in the Financial Statements or Schedule 2.7 and except for (a) those properties and assets disposed of after June 30, 1996 in the ordinary course of business, (b) minor imperfections of title and encumbrances that do not detract from the value or use of the property or asset subject thereto, (c) the lien of current taxes not yet due and payable and (d) mechanics', carriers', sellers' and other similar liens arising in the ordinary course of business.

      2.8 Properties. Attached hereto as Schedule 2.8 is a complete and correct list of (i) all real property owned by or leased to the Corporation, together with a brief description of each such property and the buildings and other major improvements located thereon, and (ii) a complete and correct list of all material items of equipment and other tangible personal property owned by, in the possession of or used by the Corporation, all of which are reflected in the books and records of the Corporation in accordance with customary practice and GAAP. All equipment and other tangible personal property of the

Corporation included in the list on Schedule 2.8 are in good condition, are operable in the ordinary course of business, and have been regularly maintained, repaired and replaced in accordance with Corporation's ordinary business practice.

      2.9 Real Property Matters.

      (a) The Corporation has good and marketable title to the Properties which comprise all the estate or interest of the Corporation in any land or premises. Full and accurate particulars of the titles of the Corporation to the Properties are set out in Schedule 2.8. The Corporation has in its possession or under its control all duly stamped deeds and documents which are necessary to prove title to the Properties.

      (b) Except as disclosed in Schedule 2.8, the Corporation has exclusive and unfettered possession of the Properties.

      (c) Except as disclosed in Schedule 2.8, there is no option or agreement for sale, mortgage (whether specific or floating), charge, lien, lease, agreement for lease or overriding interest or other such rights in favor of third parties in respect of the Properties.

      (d) The Properties are not subject to the payment of any outgoings (except those payable pursuant to any leases under which the Properties are held and general and water rates).

      (e) The Corporation has not since 30 June 1992 received any notice of any breach of any covenants, conditions, agreements or statutory requirements, planning consents, bye-laws, orders and regulations affecting the Properties.

      (f) The current use of each of the Properties is the permitted use for the purposes of the United Kingdom Town & Country Planning Acts 1971-1990 and the Planning and Compensation Act 1991.

      (g) The Corporation has not since 30 June 1992 received any compulsory purchase notices, orders or resolutions affecting the Properties.

      (h) The Corporation has not since 30 June 1992 owned any interest in any freehold or leasehold property other than the Properties.

      2.10 Accounts Receivable and Trade Discounts. All accounts receivable of the Corporation shown on the Financial Statements arose from bona fide sales in the ordinary course of business. The Financial Statements reflect adequate reserves for bad and doubtful accounts in accordance with GAAP. Adequate accrual and allowances have been provided for in accordance with GAAP consistently applied.

      2.11 Patents, Trademarks and Certain Intangibles.

      (a) The Corporation owns or possesses, free and clear of all Liens, all Intellectual Property Rights which are necessary to conduct its business as it is presently operated, including, without limitation, the Intellectual Property Rights listed on Schedule 2.11. The Corporation is not infringing upon any Intellectual Property Rights owned by any other person or persons, and there is no claim or action by any such person pending, or to the knowledge of the Seller or the Corporation threatened, with respect thereto. The Seller is not aware of any infringement by any third party of any of the Intellectual Property Rights owned by the Corporation. None of the Intellectual Property Rights currently or previously used by the Corporation give rise or may give rise to any liability pursuant to Sections 40 and 41 of the United Kingdom Patents Act 1977 (as amended) and the Corporation has received no notice of any claim by any other person or under such legislation.

      (b) Schedule 2.11 contains a complete and correct list including country, registration number or application number, explanation of status, and expiration date (whenever such data or explanation is applicable) of all Intellectual Property Rights which are owned or acquired by or registered in the name of, or applied for by, the Corporation or any of its employees for the Corporations's benefit for the Corporation's business, or have been licensed by or to the Corporation for the Corporation's business. Each of the Seller and the Corporation has used its best efforts to keep all of the Intellectual Property Rights listed on Schedule 2.11 confidential and has not disclosed any of such Intellectual Property Rights to any other person or entity except under written valid, binding and enforceable confidentiality agreements which require each such person or entity to keep the Intellectual Property Rights confidential subject to only customary exceptions. The Corporation has not taken or omitted to take any action which would have the effect of waiving any of the rights of the Corporation to use any of the Intellectual Property Rights listed on
Schedule 2.11. Except as set forth in Schedule 2.11 the Corporation is not a party to any licenses or other agreements or arrangements regarding the use by the Corporation of such Intellectual Property Rights and is not under obligation to pay any license fee or royalty to any other party with respect to the manufacture, sale or use of any of the Corporation's products. Except as set forth in Schedule 2.11 the Corporation has not granted to any other person any license or other right in relation to the Intellectual Property Rights now or formerly used by the Corporation. Each license, contract and commitment identified on Schedule 2.11 is a valid, legally binding obligation of the Corporation and the other parties thereto, without any material default (or any event which, with notice or lapse of time or both, or the happening or occurrence of any other event, would constitute a material default) by the Corporation or, to the Corporation's and the Seller's knowledge, of any other parties thereto. Except as disclosed on Schedule 2.11, the Seller knows of no material facts which would bar or impede the issuance of any patent related to the Corporation's business.

      2.12 Contracts.

      (a) Attached hereto as Schedule 2.12 is a complete and correct list of all contracts (including, without limitation, all employment and collective bargaining agreements and all pension, bonus, profit-sharing, stock option and other agreements providing for employee remuneration or benefits), real and personal property leases, agreements, licenses, instruments and other commitments to which the Corporation is a party or by which it or any of its properties is bound that call for a payment by the Corporation in excess of 60,000 pounds or that require performance over a period in excess of one year or that are otherwise material to the business of the Corporation (collectively, the "Material Contracts"). Each of the Material Contracts was entered into on an arm's length basis in the ordinary course of business. Complete and correct copies of all such contracts have been provided or made available for inspection to Buyer. Each of the Material Contracts so listed on Schedule 2.12, or required to be so listed, is a valid and binding obligation of the Corporation in accordance with its terms, and there have been no uncured or unwaived defaults by the Corporation or by the other party or parties, or claims of default, and to the Seller's best knowledge, there are no facts or conditions that have occurred or that are reasonably anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by the Corporation or by the other party or parties, thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any asset of the Corporation. Except as set forth in Schedule 2.12, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require the consent of any party to any of the Material Contracts and the Corporation has not received any notice or other communication from any party indicating any intent by such party to terminate or amend any Material Contracts by reason of the transactions contemplated hereby or otherwise.

      (b) Except for any guarantee or warranty implied by law or contained in the standard terms of business of the Corporation, the Corporation has given or made no guarantee, warranty or representation in respect of any goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after the supply of any such goods or services. There is not now outstanding any other guarantees or agreements for indemnity or for suretyship either given by the Corporation.

      2.13 Bank Accounts. Attached hereto as Schedule 2.13 is a complete and correct list of all banks and other financial institutions in which the Corporation has an account, deposit or safe deposit box, together with a list of all authorized signatories relating to each account.


      2.14 Insurance. Attached hereto as Schedule 2.14 is a complete and correct list of all insurance policies presently maintained by the Corporation. In respect of all such insurances (other than insurance maintained through Buyer or an Affiliated Entity of Buyer):

      (a) all premiums have been duly paid to date;

      (b) all the policies are in force and are not voidable on account of any act, omission or nondisclosure on the part of the insured party.

      2.15 Taxation.

      (a) The Corporation has filed all returns and provided all other information required by law to be supplied to the Inland Revenue, H. M. Commissioners of Custom and Excise and/or any other competent fiscal authority, and such returns are complete and accurate in all material respects and are not disputed. The Corporation has duly paid all taxation within the time limits set out by law for which it is liable and with respect to which payment was then due. The provisions or reserves for taxation appearing in the Financial Statements are sufficient fully to cover all taxation for which the Corporation was as of June 30, 1996 accountable with respect to all events occurring on or before June 30, 1996. The provisions or reserves for taxation appearing in the Management Accounts are sufficient fully to cover all taxation for which the Corporation was as of September 30, 1996 accountable with respect to all events occurring during the period covered thereby.

      (b) The Corporation has properly and punctually deducted and accounted for Taxes which it has been required to deduct or for which it has been required to account in respect of any payments made or deemed to have been made by it. In particular, the Corporation has properly operated the United Kingdom "Pay As You Earn" system and has duly made all deductions and payments required to be made in respect of United Kingdom National Insurance contributions (including employer's contributions).

      (c) There is no material dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any Taxing Authority regarding:

            (i) the computation of any gains profits or losses of the Corporation for the purposes of any Taxes.

            (ii) any liability or potential liability to or for any Taxes (including penalties or interest) recoverable from the Corporation; or

            (iii) the availability to the Corporation of any relief from or to any Taxes.

      (d) The Corporation is not and will not become liable to pay, reimburse or indemnify any person in respect of any Taxes in consequence of failure by that or any other person to discharge any such Taxes (whether within any specified period or otherwise) where such taxation relates to a profit, income, gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or before the date of this Agreement.

      (e) Schedule 2.15 lists all concessions, agreements and other formal or informal arrangements with any Tax Authority (other than such as are published by a Tax Authority in the UK) from which the Corporation has or will benefit, or by which it is bound, and (in either case) which are extant on the date of this Agreement.

      (f) The Corporation has not since 30 June 1992 been a party to any scheme or arrangement:

            (i) in respect of which the main purpose or one of the main purposes was or might be held to have been the avoidance, reduction or deferral of a liability to or for Taxes; or

            (ii) in respect of which any tax clearance has been or could have been obtained; or

            (iii) which was or included a reorganization or reduction of the share capital of the Corporation.

      (g) The Corporation has not since 30 June 1996 disposed of any asset otherwise than in the ordinary course of its trade.

      (h) All documents which are in the possession of the Corporation or by virtue of which the Corporation has any right or interest and which either attracts stamp duty or stamp duty reserve tax or requires to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority have been properly stamped and there is no liability to any fine or penalty in respect of such duty or stamp nor are there any circumstances which may result in the Corporation becoming liable to any such fine or penalty.

      (i) Within the two years ending on the date of this Agreement the Corporation has not made any claim for exemption from stamp duty under Section 42 of the United Kingdom Finance Act 1930.

      (j) The Corporation has duly registered for Value Added Tax purposes and has complied with all relevant provisions of the United Kingdom Value Added Tax Act 1994 ("VATA") and regulations made or notices issued under any legislation relating to Value Added Tax.

      (k) Schedule 2.15 lists those jurisdictions where the Corporation has filed or, to the best knowledge of Seller or the Corporation, is required to file a Tax Return. No claim which remains outstanding has ever been made to the Seller or the Corporation by a taxing authority in a jurisdiction where the Corporation does not file a Tax Return that the Corporation is or may be subject to taxation by that jurisdiction due to its activities or business.

      2.16 Litigation; Compliance with Laws. Except as set forth in Schedule 2.16, (a) there is no legal, administrative or regulatory action, suit, claim, grievance, investigation or proceeding pending or, to the best knowledge of Seller, threatened, against or affecting the Corporation which if adversely determined could reasonably be expected to have a Material Adverse Effect on the Corporation or restrict the ability of the Seller or the Corporation to consummate the transactions contemplated herein, and (b) there is no outstanding or unsatisfied judgment, order or decree to which the Corporation is a party or which is binding on the Corporation or its assets or which could affect the transactions contemplated hereby. The Corporation is in compliance with all laws, statutes, orders, rules, ordinances, regulations, charters and by-laws and regulations (including any applicable building, zoning or environmental protection law, ordinance or regulation) applicable to it or to the ownership of its assets or the operation of its business, except to the extent that such noncompliance would not have a Material Adverse Effect on the Corporation. The Corporation is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it, nor has any governmental agency at any time challenged the Corporation in writing or commenced or given notice to the Corporation of intention to commence any investigation or administrative proceeding, relating to the legal right to operate its business as presently or heretofore operated, except to the extent that any of the foregoing would not have a Material Adverse Effect on the Corporation. To the best knowledge of the Seller, except as otherwise disclosed pursuant to Schedule 2.16, there are no (a) consumer, customer or distributor complaints or regulatory complaints or investigations relating to the Corporation's business, nor is there the basis for any such complaint or (b) claims which the Corporation has put in the hands of its insurance carriers seeking damages for personal or other injuries or loss resulting from the manufacture, sale or use of any of the products manufactured or sold by the Corporation. Except as disclosed in Schedule 2.16, the Seller knows of no strikes, work stoppages undertaken or threatened or demands for recognition or petitions for representation since June 30, 1996 by any of the employees of the Corporation or grievances or other claims by any union representing any employees of the Corporation.

      2.17 Filings. No notice to or filing with, and no authorization, consent or approval of, any domestic or foreign court or any public or governmental body or authority is necessary for the consummation by the Seller or the Corporation of the transactions contemplated by this Agreement, except for notices or filings the failure to give or make, and authorizations, consents and approvals the failure to obtain, would not materially and adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby or future conduct of the Corporation's business.

      2.18 Agreement Will Not Cause Breach. Neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement will result in any of the following:


            (a) a default or an event that, with notice or lapse of time, or both, would constitute a default, breach or violation of (i) the charter, bylaws or other governing instruments of the Corporation or of the Seller,
      (ii) any Material Contract or Material Permit, or (iii) any material contract, agreement, license or instrument to which the Seller is a party or by which the Seller, or the property of the Seller is bound which default, breach or violation could reasonably be expected to have a Material Adverse Effect on the Corporation or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby;

            (b) an event that would permit any person or entity (i) to terminate any Material Contract or Material Permit or (ii) to accelerate the maturity of any indebtedness or other obligation of the Corporation, which acceleration could reasonably be expected to have a Material Adverse Effect on the Corporation or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby;

            (c) an event that would permit any person or entity to terminate any material contract, agreement, license or instrument to which the Seller is a party or by which the Seller or the property of the Seller is bound, or to accelerate the maturity of any indebtedness or other obligation of the Seller which termination or acceleration could reasonably be expected to have a Material Adverse Effect on the Corporation or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby;

            (d) the creation or imposition of any Lien upon any asset of the Corporation or the Seller;

            (e) a violation or breach of any statute, ordinance, rule or regulation applicable to the Corporation or the Seller, or any writ, injunction or decree of any court or governmental instrumentality to which the Corporation or the Seller is a party or by which the Corporation, or the Seller, or the property of the Corporation or the Seller is bound, which violation or breach could reasonably be expected to have a Material Adverse Effect on the Corporation or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby; or

            (f) a loss or adverse modification under the terms thereof, of any Material Contract or Material Permit.

      2.19 Conduct of Business. Since June 30, 1996, there has occurred no event which would have a Material Adverse Effect on the Corporation.

      2.20 Brokers. Neither the Seller nor the Corporation, nor any shareholder,

officer, director or agent of either of them has incurred on behalf of the Seller or the Corporation any liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions with respect to the transactions contemplated hereby.

      2.21 Environmental Laws.

      (a) Except as disclosed in Schedule 2.21 hereto, (i) all real property which is owned or leased by the Corporation complies in all respects with all applicable Environmental Laws and Environmental Permits; (ii) all Environmental Permits are valid and subsisting and none has been suspended, revoked or restricted or is likely to be so or the subject of any notice from any competent authority nor is any material expenditure required to maintain or renew any Environmental Permit; (iii) none of the Corporation's operations thereon is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law; (iv) none of such real property is the subject of any regulatory investigation concerning any use or release of any Hazardous Substance, except for any such investigation conducted entirely without notice to the Seller or the Corporation without entry to any facility of the Corpora-tion's and of which the Seller has no knowledge; (v) neither the

Corporation nor, to the best of the Seller's knowledge, any predecessor-in-title to such real property has received, nor has the Seller or the Corporation any reason to expect that the Corporation may receive, any notice under any Environmental Law or Environmental Permit relating to past or present treatment, storage or disposal of a hazardous waste or a spill or release of a Hazardous Substance into the Environment; (vi) the Corporation has no contingent liability in connection with any release of any Hazardous Substance into the Environment and no release which could require remediation has occurred; (vii) none of the Corporation's or any other person's operations on such real property involve the generation, transportation, treatment, storage or disposal of Hazardous Substances; (viii) except in accordance with all applicable laws, the Corporation has not disposed of any Hazardous Substance in, on or about such real property and neither has any lessee, prior owner or other person.

      (b) Except for storage tanks described in Schedule 2.21 hereto, no surface impoundments or underground storage tanks are located in, on or about any real property.

      2.22 Liabilities. Except as reflected on the Financial Statements, the Corporation has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, that would be of a type and nature required to be reported on a financial statement (including the notes thereto) prepared in accordance with GAAP consistently applied, other than liabilities or obligations arising in the ordinary course of business since June 30, 1996.

      2.23 Employees.

      (a) Schedule 2.23 details the names and full particulars of all employees of the Corporation and their respective ages, length of service with the

Corporation and their terms of employment, including their notice periods and remuneration (including, without limitation, bonuses, profit sharing arrangements and benefits in kind and usual dates and terms of review of salary) and also details any arrangements relating to any redundancy or other payment or compensation rights or any retirement rights which those employees have or would have in the event of the termination or cessation of their employment.

      (b) Except as set forth in Schedule 2.23, no present employee of the Corporation has given or received notice terminating his employment or is entitled (without giving proper notice) to terminate his employment with the Corporation.

      (c) The Corporation is not party to any agreement or arrangement imposing an obligation on it to increase the rates of remuneration of or to make any bonus or incentive payments or any benefits in kind or any payments under a profit sharing scheme to or on behalf of any of its former, present or future employees, whether now or at any future date and nor is it in discussions with any of the employees of the Corporation or their representatives in relation to any such agreement or arrangement.

      (d) Except as set forth in Schedule 2.23, there is not in existence any share incentive scheme, share option scheme or profit sharing scheme for all or any of the Corporation's employees and no proposals for any such scheme or arrangement are under consideration by the Corporation.

      (e) Schedule 2.23 contains details of all consultancy agreements with the Corporation.

      (f) There are no agreements or arrangements (whether or not legally binding) between the Corporation and any trade union or other body representing its employees or any of them and the Corporation does not recognize any trade union or other body representing its employees or any of them for negotiating purposes.

      (g) Except as disclosed in Schedule 2.23 the Corporation has no legal liability or obligation to pay or provide for the payment of any form of pension, superannuation or death benefit or allowance or sickness or accident benefit to or in respect of any person or to contribute to any retirement benefit accident life assurance medical insurance or salary indemnity scheme in respect of any person.

      (h) There are no disputes with or in relation to or claims by any of the present or former employees of the Corporation, nor has the Corporation received notice that any such disputes or claims are pending or threatened.

      (i) Except as set forth in Schedule 2.23, since June 30, 1992 the Corporation has not made or agreed to make any payment or provided or agreed to provide any benefit to any present or former director or employee or any of their dependents in connection with the actual or proposed termination or suspension of their office or employment or variation of any contract of employment of such present or former director or employee.

      2.24 Disclosure.

      (a) The Seller and the Corporation have made, and have caused their officers, directors, employees, agents and other representatives to make available to Buyer and its representatives and agents all written materials, documents, agreements files, books and records of the Corporation and financial statements and other information in their possession that relate to the Corporation, and the Seller and the Corporation have made available all of their officers, directors and employees that are responsible or familiar with the business, financial, legal or other affairs of the Corporation, and have directed all of the officers, directors and employees of the Seller and the Corporation to be available to Buyer and its representatives and agents to answer all questions regarding the Corporation.

      (b) In connection therewith, neither the Seller nor the Corporation has withheld from Buyer any information pertaining to the Corporation which in the good faith judgment of the Corporation or the Seller would be reasonably necessary for Buyer to properly evaluate, prior to the Closing, the business, assets, financial condition and prospects of the Corporation.

      (c) All such written information delivered or made available to Buyer and its representatives and agents by the Seller and the Corporation (including without limitation the information set out in the schedules to this Agreement) is in all material respects true, accurate and complete.

      (d) No representation or warranty by the Seller or the Corporation in this Agreement or any schedule, exhibit, certificate, or other document furnished or to be furnished by the Corporation or the Seller to Buyer pursuant to this Agreement or the Buyer's due diligence review, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      (e) It is agreed and acknowledged by the Seller that notwithstanding any other provisions in this Agreement or the Deed of Tax Covenant no disclosure shall be made or shall be effective against or in relation to any of the provisions of the Deed of Tax Covenant.

      2.25 Prohibited Payments. Seller has not, with respect to the Corporation's business and the Corporation has not, (i) entered into any understanding, agreement or arrangement, written or oral, under or pursuant to which bribes, kickbacks, illegal rebates, payoffs or other forms of illegal payments have been or will be made, provided for or suffered, (ii) made any contributions to any candidate for political office, or failed to disclose fully any such contribution in violation of law or (iii) made any payment to any foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law.

      2.26 Absence of Certain Changes or Events. Except as set forth in Schedule 2.26, since June 30, 1996, there has not been

      (a) any direct or indirect redemption, purchase or other acquisition by Seller or the Corporation of any shares of the Corporation or any declaration, setting aside or payment of any dividend with respect to such share capital or made any payment or disposal which is or is treated as a distribution for the purposes of the TA (except as permitted pursuant to Section 4.11 hereof);

      (b) any change in the number of issued shares of the Corporation, or any issuance of options or warrants with respect thereto;

      (c) any increase in the compensation payable or to become payable by the Corporation to any of its officers or employees;

      (d) any adoption of, or increases in compensation payable under, or contributions to, or other amendments to, any of the Corporation's pension, retirement, profit sharing, bonus or similar benefit plans other than in the ordinary course of businesses and consistent with past practice;

      (e) any new employment or consulting agreements or amendments to any existing agreements with any of its officers or employees;

      (f) any sale or other disposition of any assets of the Corporation other than sales or dispositions made in the ordinary course of business and consistent with past practice;

      (g) any creation of a material Lien upon any asset of the Corporation, except in the ordinary course of business and consistent with past practice;

      (h) any write-offs or write-downs of inventories or accounts receivable of the Corporation, other than in the ordinary course of business and consistent with past practice;

      (i) any discharge or payment of any material obligation or liability of the Corporation, other than in the ordinary course of business and consistent with past practice;

      (j) any borrowings by the Corporation, other than in the ordinary course of business and consistent with past practice;

      (k) any amendment to the Memorandum or Articles of Association or other governing instruments of the Corporation;

      (l) any amendment or termination of any Material Contract or Material

Permit;

      (m) any agreement by the Corporation to enter into any commitment, contractual obligation, capital expenditure or other transactions other than immaterial commitments in the ordinary course of business; or

      (n) any agreement by the Seller or the Corporation, as applicable, to take any action described in this Section.

      2.27 Business Relations. Neither the Seller nor the Corporation has received any notice or other communication (written or oral) from any substantial customer, supplier or any other third party with which the Corporation has a business relationship involving more than 30,000 pounds in any of the two most recently ended fiscal years (collectively, the "Customers"), indicating any intent by such Customer to terminate, reduce or materially change any business relationship or agreement with the Corporation by reason of the transactions contemplated herein or otherwise.

      2.28 Compliance by Corporation with Other Instruments and Laws. The Corporation has, and is in compliance with, all necessary consents, permits, licenses, orders, ratings, authorizations and approvals of, or registration or declaration with, all governmental authorities, agencies, bureaus, commissions or regulatory bodies for it to operate the properties and facilities comprising the business presently being operated, except for those which would not have a Material Adverse Effect on the Corporation. All labels and packaging materials and all specifications and procedures used in the manufacture and packaging of the Corporation's products are in material compliance with all applicable laws in any jurisdiction in which its products are packaged, shipped or sold by the Corporation, except where any such noncompliance would not have a Material Adverse Effect on the Corporation.

      2.29 Permits. The Corporation has all permits, licenses, approvals, orders or authorizations of, or registrations, declarations, qualifications, designations or filings with, any governmental authority, agency, bureau or commission, or any third party (including without limitation, Kosher validation), which are required to be obtained or made by the Corporation in connection with the operation of its business as presently being conducted, except for those which would not have a Material Adverse Effect on the Corporation (collectively, the "Material Permits").

      2.30 Covenants Performed. As of the Closing Date, Seller and Corporation have performed their respective obligations and covenants contained herein which by their terms are to be performed on or before the Closing Date, except to the extent any such obligations or covenants are waived in writing by the Buyer.

      2.31 Tortious Conduct. Except as otherwise disclosed in the schedules hereto, covered by insurance or reflected on the June Pro Forma Financial Statements, on and as of the Closing Date, the Corporation is not liable to any third party or entity for any damages resulting in whole or in part from the negligent, reckless or willful acts or omissions of the Corporation, whether such liability may arise in tort, strict liability or for breach of contract, nor has the Corporation acted or failed to act so as to result in such liability, except to the extent that any such liability would not have a Material Adverse Effect on the Corporation.

      2.32 Regulatory Matters.

      (a) The Corporation has filed or otherwise provided all reports, data, other information and applications with respect to its business or products which are required to be filed with or otherwise provided to the U.S. Food and Drug Administration ("FDA") and any other federal, state, local or foreign governmental authorities with jurisdiction over the manufacture, use and sale of such products, and, all regulatory approvals in respect thereof are in full force and effect on the date hereof, except to the extent that the failure of any of the foregoing would not have a Material Adverse Effect on the Corporation. The manufacture, use, sale and distribution by the Corporation of the products comply in all material respects with all applicable laws and published governmental rules, regulations and interpretations thereof, as in effect on the date hereof or on the Closing Date, except to the extent that any such non-compliance or liability would not have a Material Adverse Effect on the Corporation and the methods of quality control employed by the Corporation are reasonably sufficient to ensure such compliance.

      (b) No contract, arrangement, agreement or obligation to which the Corporation is a party contravenes or is registrable under any of the Trade Descriptions Act, the Fair Trading Act 1973, the Restrictive Trade Practices Act 1976, the Competition Act 1980, the Treaty of Rome or any other applicable antitrust, antimonopoly, or anticartel legislation or regulations or otherwise restricts in any way the freedom of the Corporation to carry on any business in any part of the world.

      2.33 Products. All products manufactured, distributed or sold by the Corporation on or before the Closing Date meet published or quoted specifications, were not defective, were not contaminated or spoiled, did not contain any foreign objects and are in compliance with and were manufactured in accordance with any warranties or representations given or implied in respect thereof and in compliance with all applicable laws and regulations (including without limitation the regulations promulgated by the FDA). The products are packaged in appropriate containers which comply in all material respects with all FDA regulations, including labeling regulations.

      2.34 Inventory. Except as otherwise described herein, the inventories of the Corporation consist of items of a quality and quantity usable and suitable in the ordinary course of business, and are in all material respects salable in the market for which such products were manufactured or produced to be sold and include no items which require governmental approvals to be sold. To the extent the values of items were below standard quality or quantity or were obsolete or otherwise unsalable, such items were accounted for in the Financial Statements at the lower of cost and net realizable value in accordance with GAAP. As of the Closing Date, there will be a supply of raw materials and goods in process in the inventory at their customary location (together with supplies) adequate to manufacture, in the ordinary course of business as generally conducted by the Corporation prior to the Closing, finished products in amounts which, together with the finished products in the inventory as of the Closing, will be sufficient to meet the Corporation's requirements in the ordinary course of business as generally conducted by the Corporation prior to the Closing, except to the extent of variations caused by events beyond the Corporation's or Seller's control. Except for items undergoing routine rework, items not salable in the normal course of business (including but not limited to discontinued items, damaged goods or items not meeting quality assurance guidelines), shall be accounted for in the Closing Date Balance Sheet at the lower of cost or their net realizable value in accordance with GAAP. Items shall be deemed "Aged" if, as of the end of the fiscal month immediately preceding the Closing Date (or as of the Closing Date if the Closing Date coincides with the last day of a fiscal month), they have a remaining shelf life of less than six (6) months according to Schedule 2.34. Such items deemed "Aged" shall be accounted for at no value. Items shall be deemed "Excess" if, as of the end of the fiscal month immediately preceding the Closing Date (or as of the Closing Date if the Closing Date coincides with the last day of a fiscal month), there is more than twenty-four (24) months supply on hand (based on turnover during the last twenty-four (24) month period) in the Corporation's inventory unless reasonably economical minimum orders are for greater than twenty-four (24) months supply. The amount deemed "Excess" shall be accounted for at salvage value. Packaging materials will be valued at cost except that no value shall be attributable to packaging not usable in the normal course of business (e.g., damaged, obsolete, discontinued, faded or shaded) or packaging not meeting applicable legal requirements. All raw materials and goods-in-process shall be suitable and processable for the production of products in accordance with the Corporation's standard quality and yield specifications as now in effect.

      2.35 Computer Hardware and Software etc.

      (a) The Corporation has not suffered any material failures or breakdowns of the computer hardware which it used in the year preceding the date of this Agreement, and has not suffered any material failures or bugs in or breakdowns of its software (except arising from operator error not based on inadequate manuals) in the year preceding the date of this Agreement.

      (b) The Corporation has operated and used all items of computer hardware used by it substantially in accordance with the manufacturers' recommendations including (without limita-

tion) any recommendations as to environmental conditions and power supply.

      (c) Schedule 2.35 contains a list of all computer software (including programs held on silicon chips, disks and any other media, manuals and operator guides) used by the Corporation. All such computer software is either owned by the Corporation or held by it on license as noted in Schedule 2.35.

      (d) The Corporation has not altered, adapted or modified any software held by it on license or used by it whether with or without the consent of the owner or manufacturers thereof.

      2.36 Data Protection Act.

      (a) The Corporation has complied in all material respects with all requirements of the Data Protection Act 1984 and in particular:

            (i) has registered as a data user under that Act for all purposes for which registration is required by the business as carried on by the Corporation;

            (ii) has complied with the data protection principles.

      (b) The Corporation has not received any notice letter or complaint alleging a breach by it of the provisions of the Data Protection Act 1984 and has no reason to believe that circumstances exist which may give rise to such a notice letter or complaint.

      3. Representations and Warranties of the Buyer.

      The Buyer hereby represents and warrants to the Seller as of the Effective Date and as of the Closing Date the following:

      3.1 Corporate Status. The Buyer is a company duly incorporated under the laws of England and Wales.

      3.2 Authorization. The Buyer has full power and authority as of the Effective Date and the Closing Date to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller and the Corporation, constitutes the valid and binding agreement of

Buyer, enforceable in accordance with the terms hereof except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforceability of creditors' rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses.

      3.3 Litigation. No legal, administrative or regulatory action, suit or proceeding is pending or, to the best knowledge of the Buyer, is threatened, against the Buyer which if adversely determined could reasonably be expected to restrict the Buyer's ability to consummate the transactions contemplated herein.

      3.4 Noncontravention; Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the Buyer's Articles of Association; or (b) violate any agreement to which the Buyer is a party or is bound or result in the creation of any Lien on any of the Buyer's assets or properties, the effect of all of which violations, creations and impositions would be to materially adversely affect the Buyer's ability to consummate the transactions contemplated herein.

      3.5 Brokers. Neither the Buyer nor any stockholder, officer, director or agent of the Buyer has incurred on behalf of the Buyer any liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions with respect to the transactions contemplated hereby.

      3.6 Material Misstatements or Omissions. No representation or warranty by the Buyer in this Agreement or any schedule, exhibit, certificate, or other document furnished or to be furnished by the Buyer to Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      3.7 Covenants Performed. As of the Closing Date, Buyer has performed its obligations and covenants herein which by their terms are to be performed on or before the Closing Date, except to the extent any such obligations or covenants are waived in writing by the Seller.

      3.8 Title to Purchase Price Shares. Burns Philp Overseas is the beneficial owner of and has good and marketable title to the Purchase Price Shares, free and clear of all Liens and the transfer and delivery of the Purchase Price Shares by Burns Philp Overseas to Seller as contemplated by this Agreement will transfer good and marketable title to the Purchase Price Shares to Seller free and clear of all Liens.

      3.9 Filings. No notice to or filing with, and no authorization, consent or approval of, any domestic or foreign court or any public or governmental body or authority is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement, except for notices or filings the failure to give or make, and authorizations, consents and approvals the failure to obtain, would not materially and adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.


      4. Covenants of the Buyer and the Seller.

      4.1 Access and Confidential Information.

      (a) Seller shall make, and shall cause the Corporation and its officers, directors, employees and agents, including accountants, counsel and other representatives to make, available to the officers, employees and agents of Buyer reasonable access during normal business hours throughout the period prior to the Closing Date all of the Corporation's officers, employees, agents, properties, books, contracts, commitments and records, and during such period, shall furnish promptly to Buyer all other reasonably requested information concerning its business, properties and personnel. Neither the Seller nor the Corporation shall withhold from Buyer and its representatives and agents for review or questioning any known or available information pertaining to the Corporation which in the reasonable judgment of Buyer or the Seller would be necessary for Buyer to evaluate, prior to the Closing Date, the business, assets, financial condition and prospects of the Corporation.

      (b) No investigation pursuant to this Section shall affect, add to or subtract from any representations or warranties or the conditions to the obligations of the parties hereto to consummate the transaction contemplated hereby.

      (c) All information disclosed to Buyer pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

      4.2 Interim Operations. After the date hereof and prior to the Closing or earlier termination of this Agreement, unless Buyer shall otherwise agree in writing or as otherwise contemplated by this Agreement, each of Seller and the Corporation shall ensure that:

      (a) the business of the Corporation shall be conducted only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

      (b) there is no material change (including any change by the incorporation or acquisition or disposal of a subsidiary of all or part of a business) in the nature and extent of its business;

      (c) the Corporation shall not create any new subsidiaries;

      (d) the Corporation shall not take any of the actions set forth in Section
2.26 hereof or enter into any contract, agreement, commitment or arrangement with respect to any of such actions;

      (e) the Corporation shall not resolve to be or convene any general meeting as to which a resolution is proposed that the Corporation shall be voluntarily wound-up;


      (f) the Seller shall confer with one or more representatives of Buyer to report operational matters of a material nature and the general status of ongoing operations;

      (g) neither the Seller nor the Corporation shall:

            (i) knowingly cause any of the representations and the warranties by the Corporation or the Seller contained in this Agreement to be untrue or incorrect in any material respect as of the Closing Date;

            (ii) waive, grant, release or transfer any rights or property of material value or modify or change in any material respect any Material Contract or Material Permit other than in the ordinary course of business;

            (iii) commit a breach of, or default under, any Material Contract or Material Permit, or any contract, agreement, license or instrument to which any of the Corporation's shares may be subject, or violate any applicable law; regulation, ordinance, order, injunction or decree or any other requirement of any governmental body or court, relating to the Corporation's shares or assets or business;

            (iv) fail to (A) file all reports and returns required to be filed with the Registrar of Companies, and local and foreign authorities; (B) fail to promptly pay all Taxes lawfully levied or assessed upon it or any of its properties (except for taxes being contested for which adequate reserves have been created); or (C) withhold or collect and pay to proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments that are required by law to be so withheld or collected; or

            (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

      (h) The Seller and the Corporation shall use reasonable efforts to preserve intact the business organization of the Corporation, to keep available the services of its present officers and key employees, and to preserve the good will of the Customers;

      (i) The Seller and the Corporation shall not, and shall cause their officers, employees, representatives or agents not to, directly or indirectly:

            (i) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any non-public information to, any person, other than Buyer or its affiliates concerning any transaction involving acquisition of all or substantially all of the Shares or the assets of the Corporation, or

            (ii) otherwise solicit, respond, participate in or negotiate with respect to any proposal contemplating any such transaction.


      (j) The Corporation and the Seller shall not take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action that could be reasonably foreseen at the time of the taking of such action to cause any representation or warranty by Seller or the Corporation in this Agreement untrue or incorrect as of the date hereof or at the Closing Date; and

      (k) The Corporation shall not pay, loan or advance any amount to, or sell, transfer or lease any of its properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors, except for its customary directors' fees and compensation to officers.

      4.3 Legal Requirements and Filings. Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated under this Agreement.

      4.4 Confidentiality Agreements Regarding Intellectual Property Rights. Seller hereby agrees that the Corporation shall have the right to enforce the provisions of any confidentiality agreement relating to the Intellectual Property Rights to which the Seller is a party and that the terms and provisions of such confidentiality agreements shall inure to the benefit of the Corporation. Seller agrees, upon request of the Corporation, to promptly execute any document reasonably requested by the Corporation, including without limitation any assignment or similar agreement, to enable the Corporation to enforce the provisions of any such confidentiality agreement.

      4.5 Maintenance of Insurance. From the Effective Date hereof until the Closing Date, the Corporation shall continue to carry and maintain in full force and effect the existing property, casualty (including, without limitation, stop loss coverage for employee medical claims) and liability insurance as set forth in Schedule 2.14; provided, however, that it shall not be a default hereunder if the Corporation shall fail to maintain any such insurance which is maintained through Buyer or an affiliate of Buyer to the extent that such failure is caused solely by Buyer or such affiliate.

      4.6 Additional Transactions. From the Effective Date hereof until the Closing Date, the Corporation shall not do or agree to do any of the following:

      (a) Enter into any lease, contract, agreement, commitment or transaction, other than in the usual and ordinary course of business.

      (b) Sell, lease, assign, hypothecate or otherwise transfer or dispose of any of its assets, other than in the usual and ordinary course of business; provided that the foregoing shall not apply to the replacement of existing assets which are expended, rendered obsolete or retired if replaced with assets of comparable or better quality.

      (c) Modify, amend, cancel, terminate, forfeit, fail to renew, assign or encumber in any material manner, other than in the ordinary course of business,

any existing governmental license, permit, consent or franchise or any lease, contract, agreement or commitment of the Corporation or affecting its business or assets, unless such action would not have a Material Adverse Effect on the Corporation.

      4.7 Adverse Changes. From the Effective Date hereof until the Closing Date, the Seller and the Corporation shall promptly notify the Buyer in writing of (a) any adverse developments which became or become known to the Corporation or the Seller and which could reasonably be expected to have a Material Adverse Effect on the Corporation; (b) any damage, destruction or loss (whether or not covered by insurance) affecting any of the assets which could reasonably be expected to have a Material Adverse Effect on the Corporation; (c) any notice of material violation, forfeiture or complaint under any permanent license, consent, authority, operating right, franchise, lease, contract, agreement, commitment or arrangement; or (d) anything which if not corrected prior to the Closing Date could reasonably be expected to prevent Seller or the Corporation from fulfilling any condition precedent to the Closing described in this Agreement.

      4.8 Indebtedness. Seller shall pay or cause the Corporation to pay, on or prior to the Closing Date, all interest-bearing debt of the Corporation other than trade payables incurred in the ordinary course of business, so that on the Closing Date, the Corporation has no interest-bearing debt outstanding other than such trade payables.

      4.9 Intercompany Payables.

      (a) Seller and Buyer agree that all accounts payable and receivable outstanding between Seller or the Corporation on the one hand and Buyer or any of Buyer's affiliates on the other as a result of normal trading transactions incurred in the ordinary course of business shall be settled in accordance with their customary terms.

      (b) All intercompany payables between the Seller and the Corporation (other than payables relating to the purchase of goods in the ordinary course of business and on standard business terms) shall be paid on or prior to the Closing Date. For purposes of determining the value of the intercompany payables on the Closing Date, the Rate of Exchange prevailing on the Closing Date shall be used.

      4.10 GECC Lease. On or prior to the Closing Date, Seller shall terminate the GECC Lease and cause GECC to convey the equipment described on Schedule 4.10 (the "Corporation Equipment") to the Corporation and the remaining equipment covered by the GECC Lease to the Seller and to obtain from GECC a full release of the Corporation from any liability under the GECC Lease, and (b) to cause GECC to unconditionally release Buyer and its affiliates from the guaranty of the GECC Lease. The Corporation shall pay the portion of the purchase price of the Corporation Equipment payable to GECC in connection with such termination that represents repayment of principal and Seller shall pay all other costs associated with the termination of the GECC Lease, including, without limitation, any prepayment penalties or premiums included in such purchase price, all sales tax associated therewith, and the purchase price of and all costs associated with the equipment covered by the GECC Lease other than the Corporation Equipment.

      4.11 Excluded Assets. Notwithstanding anything else contained herein to the contrary, Seller and Buyer agree that Seller shall have the right to cause the Corporation to transfer to Seller as a dividend, prior to the Closing Date, all cash and Cash Equivalents of the Corporation and the equipment listed on
Schedule 4.11 hereto (collectively, the "Excluded Assets"); provided, however, that such transfer shall only be permitted to the extent that a dividend of the Excluded Assets is permissible under applicable law and that it is effected at the market value of the relevant Excluded Assets as determined by an independent third party appraiser. Seller shall be responsible for all costs and Taxes incurred in connection with such transfer.

      4.12 Intellectual Property. The parties agree and acknowledge that (i) the Intellectual Property Rights described on Schedule 4.12(a) hereto are owned or possessed by the Corporation and the Seller does not own or have any right to use any of such Intellectual Property Rights except to the extent specifically set forth in the License Agreements,
(ii) the Intellectual Property Rights described on Schedule 4.12(b) hereto are owned or possessed by the Seller and the Corporation does not own or have any right to use any of such Intellectual Property Rights except to the extent specifically set forth in the License Agreements, and (iii) none of the transactions contemplated by this Agreement shall have any effect on the foregoing. The parties further agree and acknowledge that the value received by each licensee under the License Agreements is equal to the value received by the other licensee under the License Agreements.

      4.13 Mayacamas Agreement.

      (a) With regard to the Letter Agreement dated June 19, 1996 (the "Mayacamas Agreement"), by and between the Corporation and Mayacamas Fine Foods, Inc. ("Mayacamas"), the Seller agrees to promptly reimburse the Buyer for profit reduction incurred by the Corporation as a result of (i) the return of "returnable Product" (as defined in the Mayacamas Agreement), (ii) the sale of Product (as defined in the Mayacamas Agreement) for less than $300 per kilogram by Mayacamas, and (iii) commissions paid to Mayacamas, upon receipt of written notice thereof from the Buyer setting forth in reasonable detail the calculation of the profit reduction. Profit reduction means the reduction in Target Net Book Value as presented on the June 1996 Pro Forma Financial Statements, by reason of
(i) the return of Product, (ii) the sale of Product for less than $300 per kilogram by Mayacamas, and (iii) commissions paid to Mayacamas, pursuant to the Mayacamas Agreement. In addition to the cost for shipping returnable Product to the Corporation, Seller's obligation to reimburse the Buyer hereunder shall not exceed $400,000 in the aggregate.


      (b) Buyer and the Corporation agree (i) to cause the first 2,000 kilograms of sale of the Product for use in the US on orders placed prior to June 28, 1997 to be made by Mayacamas and (ii) to use commercially reasonable efforts to mitigate the likelihood of any such return and profit reduction.

      4.14 Regulatory Documentation. From time to time after the Closing, the Corporation shall supply to Seller, as soon as reasonably possible (taking into consideration Seller's needs for such documentation) after request by Seller, a complete copy of the quality assurance and quality control regulatory documentation, analytical records, certification records and other documentation (e.g., process development records) in the possession of the Corporation relating to the toxicology, manufacture and supply of nisin for pharmaceutical purposes and other purposes for which Seller is permitted to use nisin under the License Agreement ("Seller's Permitted Uses") furnished by the Corporation to Seller, including, but not limited to, Nisin GN, to the extent that any of the foregoing are in Seller's reasonable opinion necessary for any regulatory uses involving the use of nisin for Seller's Permitted Uses; provided, however, that all out-of-pocket costs and expenses incurred by the Corporation in connection with providing copies of any such documentation shall be for the account of Seller; and provided, further, that Seller shall (a) keep all such documentation strictly confidential and only disclose such documentation under standard confidentiality arrangements except to the extent required to be disclosed by law or other governmental requirement, (b) use commercially reasonable efforts to cause any governmental entities to which such documentation must be disclosed to keep such documentation confidential, and (c) not use any such documentation for any purpose other than regulatory uses. Buyer shall cause the Corporation to retain records of such documentation as is reasonably required by Seller.

      4.15 Withholding Tax. The Seller shall be responsible for the payment of any amounts required to be withheld on account of Taxes in connection with the redemption of the New Preferred Stock and the payment of the redemption value and accrued dividends thereon pursuant to Section 1.9 hereof, and the transfer back to Seller of the Purchase Price Shares as part of the Purchase Price pursuant to Section 1.3 hereof, in each case under any applicable law, including, without limitation, the Internal Revenue Code of 1986, as amended.

      5. Conditions to Obligations of the Buyer.

      The obligations of the Buyer under this Agreement are subject to the satisfaction of all of the following conditions, unless waived by the Buyer in writing:

      5.1 Representations and Warranties. All of the representations and warranties by the Seller contained in this Agreement shall be true and complete in all material respects as of the Closing Date, and the Buyer shall have received a certificate from the Seller dated the Closing Date and signed by the President or a Vice President, to such effect.


      5.2 Complete Performance by the Seller and the Corporation. The Seller and the Corporation shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by each of them prior to, on, or as of the Closing Date, and the Buyer shall have received certificates to such effect from each of the Seller and the Corporation, each dated the Closing Date and signed by the President or a Vice President in the case of the Seller, and by a duly authorized Attorney-in-Fact in the case of the Corporation.

      5.3 Corporate Action. The Buyer shall have received certified copies of the resolutions of the respective boards of directors of the Seller and the Corporation which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

      5.4 Related Documents. The Seller and the Corporation, as applicable, shall have executed and delivered the Related Documents.

      5.5 Opinion of Counsel. The Seller shall have delivered to the Buyer an opinion of counsel to the Seller and the Corporation in the form of Exhibit H.

      5.6 Absence of Changes. During the period from the date of this Agreement to and including the Closing Date, the Corporation shall not have sustained any loss or damage to its assets or its business, whether or not insured, which materially and adversely affects the ability of the Corporation to conduct its business as a whole.

      5.7 Litigation. As of the Closing Date, no action or proceeding shall be completed or pending that has or may result in a judgment, decree or order that will prevent or make unlawful the consummation of the transactions contemplated under this Agreement or will have a Material Adverse Effect on the Corporation, its assets, or its business. As of the Closing Date, there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any proceedings pending with respect thereto.

      5.8 Delivery of Other Closing Documents. The Seller shall deliver to the Buyer.

      (a) duly executed share transfers in respect of the Shares in favor of the Buyer, or as it may direct, together with the relative share certificates and any power of attorney or other authority under which such transfers have been executed;

      (b) the Common Seal, Certificate of Incorporation and all statutory books of the Corporation properly written up to the day prior to the Closing Date, namely the Register of Members, Register of Mortgages, Register of Directors and Secretaries, Register of Directors' Interests, the Books of Account and the Minute Books of Meetings of the Corporation and of its Board of Directors;


      (c) all documents of title to the Properties;

      (d) irrevocable powers of attorney (in such form as the Buyer may reasonably require) executed by the Seller in favor of the Buyer, or its nominees, enabling the Buyer, or its nominees, pending registration of the transfers of the Shares, to exercise all voting and other rights attaching to the Shares and to appoint proxies for such purpose; and

      (e) any other documents required by this Agreement to be supplied by the Seller to the Buyer at the Closing Date or reasonably requested by Buyer to give effect to the transactions contemplated hereby.

      5.9 Board Meeting of the Corporation. The Seller shall cause to be duly held a meeting of the Board of the Corporation validly to effect or execute or validly to resolve to effect or execute:

      (a) the approval of the said transfers of the Shares to the Buyer, the issue to the Buyer of share certificates in respect of those shares and the registration of Buyer as holder of those shares (subject only to those transfers being represented duly stamped);

      (b) the appointment as Directors and Secretary of the Corporation of such persons as the Buyers may nominate, subject to such persons consenting to such appointment and not being disqualified in law or under the Articles of Association of the Corporation;

      (c) the sealing of the Share Certificates in favor of the Buyer and the execution of the Supply Agreement and the License Agreements;

      (d) any other business which may be necessary or desirable to give full and valid effect to the sale and purchase provided for in this Agreement or as the Buyer may reasonably require;

and the Seller shall supply a certified copy of the duly signed minutes of such meeting to the Buyer on the Closing Date.

      5.10 Board Approval. The Board of Directors of Burns Philp & Company Limited shall have approved this Agreement and the transactions contemplated hereby.

      5.11 GECC Lease. GECC shall have (i) unconditionally released Buyer and its affiliates from the guaranty of the GECC Lease, and (ii) terminated the GECC Lease and conveyed the Corporation Equipment to the Corporation free and clear of any claims of GECC or Seller, all under documentation and arrangements reasonably satisfactory in form and substance to Buyer.

      5.12 Gist-Brocades Distribution Agreement. The Corporation shall have entered into a valid, binding and enforceable written distribution agreement with Gist-Brocades Australia Pty Limited for distribution of Nisaplin on terms and conditions satisfactory to the Buyer in its sole discretion.

      5.13 Board Approval of Seller. This Agreement, the Related Documents and the transactions contemplated hereby and thereby shall have been approved by the disinterested members of the Board of Directors of Seller in accordance with Seller's articles of incorporation and bylaws and applicable law. For the avoidance of doubt, such disinterested directors shall not include (but without limitation), any director that is an employee of or otherwise affiliated with Buyer or any of its affiliates other than Seller, and Fredric Price.

      5.14 Management Services Agreement. The Management Services Agreement, dated September 9 and 11, 1996 (with an effective date of July 1, 1996) by and between the Seller and the Corporation, shall have been terminated.

      5.15 Declaration of Trust. Seller shall have terminated the declaration of trust established for the benefit of Seller in connection with the one ordinary share of the Corporation held in the name of Burns Philp International Investments Limited and shall have delivered to the Buyer the Deed of Termination duly executed by the Seller.

      6. Conditions to Obligations of the Seller.

      The obligations of the Seller under this Agreement are subject to the satisfaction of all of the following conditions, unless waived by the Seller in writing:

      6.1 Representations and Warranties. All representations and warranties by the Buyer contained in this Agreement shall be true and complete in all material respects as of the Closing Date, and the Seller shall have received a certificate from the Buyer, dated the Closing Date and signed by its duly authorized Attorney-in-Fact, to such effect.

      6.2 Complete Performance by the Buyer. The Buyer shall have performed and complied with all agreements and conditions on its part required by this Agreement to be performed and complied with prior to, on, or as of the Closing Date, and the Seller shall have received a certificate from the Buyer, dated the Closing Date and signed by its duly authorized Attorney-in-Fact, to such effect.

      6.3 Corporate Action. The Seller shall have received a certified copy of the resolutions of the board of directors of the Buyer which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

      6.4 Opinion of Counsel. The Buyer shall have delivered to the Seller an opinion of counsel to the Buyer in the form of Exhibit I.

      6.5 Litigation. As of the Closing Date, no action or proceeding shall be completed or pending that has or may result in a judgment, decree or order that will prevent or make unlawful the consummation of the transactions contemplated under this Agreement or will have a Material Adverse Effect on the

Corporation, its assets, or its business. As of the Closing Date, there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any proceedings pending with respect thereto.

      6.6 Related Documents. The Buyer or its affiliates, as applicable, shall have executed and delivered the Related Documents.

      6.7 Delivery of Other Closing Documents. The Buyer shall have delivered to the Seller all other documents required to be delivered hereunder, including, without limitation, the Termination Acknowledgment.

      6.8 Fairness Opinion. The Board of Directors of Seller shall have received a reasonably satisfactory fairness opinion with respect to the transactions contemplated by this Agreement, the costs of which shall be borne solely by Seller.

      7. Indemnification.

      7.1 Indemnification by the Seller. The Seller shall indemnify, defend and hold harmless the Buyer and its affiliates, shareholders, officers and employees from and against any and all claims, demands, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which arise out of or in connection with: (i) the inaccuracy of any of the representations and warranties of Seller contained in this Agreement, or any certificate or agreement delivered pursuant hereto or (ii) the breach by Seller of any of the covenants made by it in this Agreement; provided, however, that the foregoing shall not apply to any such claims, demands, actions, losses, damages, liabilities, costs and expenses that do not exceed $15,000 for any individual matter or $75,000 in the aggregate; and provided, further, that the Seller's liability in the aggregate under this Section 7.1 shall not exceed twenty-four million six hundred ninety-two thousand five hundred Dollars ($24,692,500) in the aggregate for all such matters. Neither Buyer nor the Corporation shall be deemed to have sustained a loss to the extent it is compensated by insurance carried by Buyer or the Corporation. In computing the amount to be paid by the Seller under this paragraph, there shall be deducted an amount equal to any Tax benefits realized by the Buyer, or the Corporation (or their successors, assigns or affiliates), as a result of the event giving rise to Seller's obligation to make such payment, after taking into account the income tax treatment of the Buyer's receipt of such payment. The indemnification contemplated in the Deed of Tax Covenant and any indemnification resulting from a breach of the representations and warranties contained in Section 2.15 hereof or the covenants contained in Section 4.15 hereof shall not be subject to the dollar limitations or minimums set forth above.

      7.2 Indemnification by the Buyer. The Buyer shall indemnify, defend and hold harmless the Seller and its affiliates, shareholders, officers and employees from and against any and all claims, demands, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which arise out of or in connection with: (i) the inaccuracy of any of the representations and warranties of Buyer contained in this Agreement, or any document, certificate or agreement delivered pursuant hereto; or (ii) the breach by Buyer of any of the covenants made by it in this Agreement; provided, however, that the foregoing shall not apply to any such claims, demands, actions, losses, damages, liabilities, costs and expenses that do not exceed $15,000 for any individual matter or $75,000 in the aggregate; and provided, further, that the Buyer's liability in the aggregate under this Section 7.2 shall not exceed twenty-four million six hundred ninety-two thousand five hundred Dollars ($24,692,500) in the aggregate for all such matters. In computing the amount to be paid by the Buyer under this paragraph, there shall be deducted an amount equal to any Tax benefits realized by the Seller (or its successors, assigns or affiliates) as a result of the event giving rise to Buyer's obligation to make such payment, after taking into account the income tax treatment of the Seller's receipt of these payments.

      7.3 Notice and Right To Defend Third-Party Claims. Upon receipt of written notice of any claim, demand or assessment or the commencement of any suit, action or proceeding in respect of which indemnity may be sought on account of an indemnity agreement contained in this Section 7.3, the party seeking indemnification (the "Indemnitee") shall promptly, but in no event later than twenty (20) days prior to the date a response or answer thereto is due (unless a response or answer is due within fewer than twenty (20) days from the date of Indemnitee's receipt of notice thereof), inform the party against whom indemnification is sought (the "Indemnitor") in writing thereof. The failure, refusal or neglect of such Indemnitee to notify the Indemnitor within the time period specified above of any such claim or action shall relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, if the effect of such failure, refusal or neglect is to prejudice materially the rights of the Indemnitor in defending against the claim or action. In case any claim, demand or assessment shall be asserted or suit, action or proceeding commenced against an Indemnitee, and such Indemnitee shall have timely and properly notified the Indemnitor of the commencement thereof, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel selected by the Indemnitor. After notice from the Indemnitor to the Indemnitee of its election to assume the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for expenses incurred in connection with the defense, conduct or settlement thereof, except for such expenses as may be reasonably required to enable the Indemnitor to take over such defense, conduct or settlement. The Indemnitee will at its own expense cooperate with the Indemnitor in connection with any such claim, make personnel, witnesses, books and records relevant to the claim available to the Indemnitor at no cost, and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably request in connection with the defense or settlement of any such claim. In the event that the Indemnitor does not wish to assume the defense, conduct or settlement of any claim, demand or assessment, the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay the claim in its sole discretion and pursue its rights under this Agreement; provided that, before settling any claim hereunder, the Indemnitee shall give ten (10) days' notice to the Indemnitor to allow the Indemnitor to reject the settlement, in which case Indemnitor shall defend the claim. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnitee unless (a) the Indemnitor has agreed in writing to pay such fees and expenses, (b) the Indemnitor has failed to assume the defense of such action, claim or proceeding or (c) the named parties to any such action, claim or proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and the Indemnitee reasonably determines that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (in which case, if the Indemnitee informs the Indemnitor in writing that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action, claim or proceeding on behalf of the Indemnitee, it being understood, however, that the Indemnitor shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnitee, which firm shall be designated in writing by the Indemnitee).

      7.4 Survival of Indemnification. The right to make a claim for indemnification pursuant to Sections 7.1 and 7.2 of this Agreement shall survive the Closing Date for a period with respect to all claims against the Corporation relating to Taxes, equal to the applicable statutory limitation period for the applicable claim plus six weeks, and with respect to all other matters, equal to two years and one month. The last day of each such period shall be, with respect to the applicable matter, referred to herein as the "Applicable Claim Termination Date." No claim or action for indemnification under this Agreement shall be asserted or maintained by any party hereto after the Applicable Claim Termination Date except that if there shall be pending on the Applicable Claim Termination Date any claim asserted by a party in writing to the party alleged to be responsible for such claim under this Article 7, on or prior to the Applicable Claim Termination Date, then the party asserting that claim shall thereafter have the right to continue to assert that claim and to be indemnified with respect thereto, if due under this Article 7.

      8. Termination.


      8.1 Termination. Notwithstanding anything in this Agreement to the contrary:

            (a) Mutual Consent. This Agreement may be terminated by the mutual consent of the parties hereto.

            (b) Default. If, notwithstanding the terms of this Agreement, a party hereto shall intentionally fail or refuse to consummate the transactions contemplated herein or otherwise fail to perform its obligations hereunder, then the nondefaulting party, after affording the defaulting party a ten (10) day period after notice in which to cure such breach or default, shall have the right, to terminate this Agreement by written notice given to the other party hereto.

            (c) Upset Date. If the Closing shall not have occurred on or before December 31, 1996 then, unless otherwise agreed to in writing between the parties hereto, this Agreement may be terminated by either party at any time upon notice to the other party; provided, however, that the conduct or failure to act by the party electing to terminate this Agreement shall not have prevented the Closing from occurring.

            (d) Legal Restraint. Any party may, by written notice to the other party, terminate this Agreement if at the time the written notice of termination is given, there is in effect a permanent injunction enjoining the transaction contemplated hereunder.

      8.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller, as provided above, this Agreement shall forthwith become void and there shall be no further obligations hereunder on the part of either Buyer or Seller or their respective officers or directors. However, nothing contained in this Section shall relieve any party hereto from any liability to the others for any breach of this Agreement. If this Agreement is terminated, the Existing Agreement shall remain in effect.

      8.3 Remedies for Breach by Seller. Seller and Buyer agree that it may be impossible to measure in money the damages which will accrue by reason of a failure by Seller to perform its obligations to sell the Shares to Buyer under this Agreement. In the event of any dispute or controversy concerning any right or obligation under this Agreement, such right or obligation shall be enforceable in a court of equity or other competent jurisdiction by a decree of specific performance or other appropriate equitable relief, including injunctive relief (in any event of which the Buyer shall also have and receive the costs of such action which shall include its reasonable attorneys' fees). Seller hereby waives its right to assert any claim or defense that Buyer has or may have an adequate remedy at law.

      9. Miscellaneous.


      9.1 Parties and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the consent of the other parties hereto, except that the Buyer may designate a wholly owned subsidiary as the purchaser of the Shares, but such designation shall not relieve the Buyer of any of its obligations hereunder. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement (other than the legal representatives and agents of the parties to this Agreement) any rights, remedies of any nature or kind whatsoever, and no such person or entity shall be construed to be a third party beneficiary or shall be entitled to rely upon any provision of this Agreement or any agreement, instrument, certificate or document executed pursuant to or in connection with this Agreement. Notwithstanding the foregoing or any other provision in this Agreement the benefit of all representations and warranties given under this Agreement or pursuant to this Agreement by Seller may be assigned, in whole or in part and without restriction, to any person acquiring any of the Shares from Buyer and accordingly such person shall be entitled to enforce each of the representations and warranties against the Seller as if they were named in this Agreement as the Buyer.

      9.2 Confidentiality; Press Releases. Except as otherwise required by law, from and after the Effective Date and until the Closing Date each of the parties hereto agrees that all press releases and other announcements, whether written or oral, to be made by any of them with respect to the transactions contemplated hereby shall be subject to the agreement and consent of all parties hereto prior to the dissemination thereof. Until the Closing Date, each of the parties hereto shall comply with the terms of the Confidentiality Agreement.

      9.3 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors, accountants, brokers, finders, and investment bankers, and any filing or other fees or charges. Any sales, use or stamp tax or duty assessed or imposed in connection with the transfer of the Shares hereunder shall be borne by Seller.

      9.4 Notices. Any notices, requests, demands or other communications hereunder, shall be in writing and shall be deemed to have been duly given when personally delivered, whether by hand, air courier or by facsimile confirmed by receiving party to the following addresses:

         If to the Seller:  Applied Microbiology, Inc.
                            771 Old Saw Mill River Road
                            Tarrytown, New York 10591
                            Attn: Benjamin T. Sporn
                                  Vice President - Legal
                            Fax: (914) 347-6370


         with a copy to:    Brobeck, Phleger & Harrison LLP
                            1633 Broadway, 47th Floor
                            New York, New York 10019
                            Attn: Richard R. Plumridge, Esq.
                            Fax: (212) 586-7878

         If to the Buyer:   Burns Philp & Co. Ltd.
                            7 Bridge Street
                            Sydney, NSW 2000, Australia
                            Attn: The Company Secretary
                            Fax:  61 2 9247 8391

         with a copy to:    Burns Philp Food, Inc.
                            222 Sutter Street, 9th Floor
                            San Francisco, CA 94108
                            Attn: Lorraine E. Vega, Esq.
                            Fax: (415) 296-5746

or to such other addresses as either party may specify in writing to the other.

      9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

      9.6 Headings. The headings of the sections and paragraphs hereunder are for convenience and reference only and shall not be deemed a part of this Agreement.

      9.7 Entire Agreement. This Agreement, which includes the Schedules and Exhibits hereto, sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all understandings and agreements, and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms; provided, however, that until the Closing Date the Existing Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with their respective terms.

      9.8 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provision of this Agreement in any other jurisdiction. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

      9.9 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws) applicable to contracts made and to be performed within such state.

      9.10 Consent to Jurisdiction. Subject to Section 9.11 hereof, the parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby agree to submit themselves to the exclusive jurisdiction of the courts of the State of New York located in New York City, and the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. The parties hereby waive, to the fullest extent they may effectively do so under applicable law, any objection which they now or hereafter have to the laying of the venue of any such matter brought in any such court and any claim that any such matter brought in any such court has been brought in an inconvenient forum. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or by giving notice to such party pursuant to this Agreement.

      9.11 Resolution of Disputes.

      (a) Negotiation Between Executives. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement or any other Related Document, or the breach, termination or validity hereof or thereof, by negotiations between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of such notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 20 days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

      If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

      (b) Arbitration. If a dispute arising out of or relating to this Agreement or any other Related Document, or the breach, termination or validity hereof or thereof, has not been resolved by negotiation as provided herein, it shall be settled by arbitration in accordance with the Center for Public Resources Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall take place in New York City, New York, shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.


      9.12 Waivers and Amendments. Each of Seller and Buyer may by written notice to the other (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive performance of any of the covenants or obligations of the other created under this Agreement; or (d) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, and shall not constitute a waiver by either party of any rights or remedies under this Agreement or otherwise in law or equity. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

      9.13 Further Acts. If, at any time after the Closing Date, any further action by the Seller is necessary or appropriate to more effectively convey, transfer and assign to Buyer the legal and beneficial title to Shares or for aiding and assisting and collecting and reducing to possession and exercising rights with respect thereto or otherwise giving effect to the transactions contemplated hereby and by the Related Documents, Seller shall promptly upon request of Buyer and at Seller's own expense cause such action to be taken.

      9.14 Disclosure in Schedules. Each schedule attached to this Agreement shall be deemed to incorporate all information contained in all other schedules to the extent applicable.

      9.15 Interpretation. In this Agreement any reference to a statute or statutory provision includes any consolidation or reenactment, modification or replacement of the same, any statute or statutory provision of which it is a consolidation, reenactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

      9.16 Warranties Remain Notwithstanding Completion. The parties acknowledge that the parties have entered into this Agreement upon the basis of the representations and warranties set out in this Agreement and accordingly the said representations and warranties together with any other provisions of this Agreement, the Deed of Tax Covenant and all other Related Documents which shall not have been fully performed at Completion shall remain in force, subject to the provisions of Section 7.4 hereof, notwithstanding that the Closing shall have taken place.

      9.17 Information Supplied by Corporation Not Deemed Warranty. The Seller agrees with the Buyer and the Corporation and their respective officers and employees or agents that any information supplied by the Corporation or their respective officers and employees or agents prior to the Closing Date to the Seller or its agents, representatives or advisers in connection with the representations and warranties, or otherwise in relation to the business and affairs of the Corporation shall not be deemed a representation, warranty or guarantee of its accuracy by the Corporation to the Seller and shall not constitute a defense to any claim by the Buyer under this Agreement and the Seller waives any claim against the Corporation and its officers, employees and agents in respect of any misrepresentations in or omissions from any such information so supplied.

      9.18 Representations and Warranties to the Seller's Knowledge. With respect to each representation and warranty made by the Seller herein that is expressed to be given "so far as the Seller is aware" or "to the best of the knowledge of the Seller," or words to that effect, the Seller shall be deemed to have knowledge of all facts, matters and circumstances which are actually known to each of the officers and directors of Seller after due inquiry or investigation, including, without limitation, due inquiry of all relevant officers, directors and employees of the Corporation.

      9.19 Restrictive Trade Practices. In the United Kingdom, no provision of this Agreement or of any agreement or arrangement of which this Agreement forms part and which is subject to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after particulars of this Agreement or of the agreement or arrangement of which it forms part (as the case may be) have been furnished to the Director General of Fair Trading pursuant to the provisions of Section 24 of that Act.

      9.20 Right of Setoff. Notwithstanding anything else contained herein or in any Related Document to the contrary Buyer shall have the right to set off (a) any payment of the Earnout Amount or the Final Payment due hereunder against any amounts due and owing by AMBI under Section 7 of the Deed of Tax Covenant at the time any such payment is made, and (b) any payment of the Earnout Amount against any amounts due and owing by AMBI under the Loan Agreement at the time such payment is made.

      9.21 Currency of Payments Due Under Agreement; Currency Exchange.

      (a) Payments made under this Agreement shall be made in the currencies specified herein. All payments made on account of the indemnities set forth in
Section 7 hereof or in the Deed of Tax Covenant or otherwise on account of costs and expenses to be borne by a party hereunder shall be made in the currency of the underlying claim, cost or expense that gives rise to a right of indemnity or reimbursement for costs and expenses.

      (b) For purposes of determining the amount of the Purchase Price Adjustment pursuant to Section 1.6 hereof, the difference between the Closing Net Book Value and the Target Net Book Value shall be converted to Dollars at the Rate of Exchange four business days prior to the Final Payment Date.

      (c) For purposes of determining whether the Dollar limitations or minimums set forth in Section 7.1 or 7.2 have been exceeded, amounts payable under such Sections that are not payable in Dollars shall be converted to Dollars at the Rate of

Exchange prevailing on the date on which such amounts were payable thereunder.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.



                                        APPLIED MICROBIOLOGY, INC.



                                        By______________________________________
                                                    Benjamin Sporn
                                                    Vice President


                                        EXECUTED AS A DEED BY APLIN &
                                        BARRETT LIMITED BY BENJAMIN SPORN
                                        ITS DULY AUTHORIZED ATTORNEY:



                                        By______________________________________
                                                    Benjamin Sporn
                                                    Its Lawful Attorney


                                        BURNS PHILP (UK) PLC



                                        By______________________________________
                                                    Lorraine E. Vega
                                                    Its Lawful Attorney


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